Exhibit 3.22(d)

AMENDMENT NO. 2 TO THE

AMENDED RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

INTELSAT LLC

This Amendment No. 2 dated January 12, 2011 (this “Amendment”) to the Amended and Restated Limited Liability Company Agreement of Intelsat LLC (the “Company”), is entered into by Intelsat Holdings LLC, a Delaware limited liability company, as the sole member of the Company (the “Member”).

WHEREAS, the Company was formed on December 22, 1999;

WHEREAS, the Amended and Restated Limited Liability Company Agreement of the Company was entered into by the Member on January 28, 2005 and amended by the Member on December 11, 2009 (the “Agreement”);

WHEREAS, the Member wishes to amend the Agreement in certain respects.

NOW, THEREFORE, in accordance with Section 11.6, the Agreement is hereby amended as follows:

1.	The effective date of this Amendment shall be the date first written above (the “Effective Date”).

2.	Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement; unless otherwise specified, section references shall be to the relevant section of the Agreement.

3.	The name of the Company shall be changed to Intelsat Satellite LLC effective as of the Effective Date.

4.	Except as expressly amended by this Amendment, all other terms and provisions of the Agreement, including any prior amendments thereto, shall remain unaltered and shall continue in full force and effect.

5.	This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

INTELSAT HOLDINGS LLC

By:	/s/ Simon Van De Weg
Name: Simon Van De Weg
Title: Director, Finance

[Amendment to LLC Agreement of Intelsat LLC]